Patrizio & Zhao, LLC
322 Route 46 West Parsippany, NJ 07054 Tel: (973)882-8810 Fax: (973)882-0788 www.pzcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Amendment No. 3 to Registration Statement (Form S-1/A) pertaining to the registration of 21,308,753 shares of common stock of Tianyin Pharmaceutical Co., Inc. (formerly Viscorp, Inc.), of our report dated November 2, 2007, except for Note 15, as to which the date is March 7, 2008, with respect to the financial statements of Chengdu Tianyin Pharmaceutical Co., Ltd. for the years ended June 30, 2007 and 2006.  We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

/s/  Patrizio & Zhao, LLC

Patrizio & Zhao, LLC

Parsippany, New Jersey

June 6, 2008